Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, August 5, 2010	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric Reports

Second Quarter 2010 Financial Results

and Revises 2010 Guidance

Portland, Ore, August 5, 2010 — Portland General Electric Company (NYSE: POR) today reported net income of $24 million, or $0.32 per diluted share, for the three months ended June 30, 2010, compared to $24 million, or $0.31 per diluted share, for the three months ended June 30, 2009. PGE now estimates earnings per diluted share to range from $1.40 to $1.55 for 2010, which reflects positive impacts from improvements in hydro conditions, strong thermal plant operations, and Oregon Senate Bill 408 (SB 408), offset by a decrease in the 2010 load forecast.

Retail revenues increased $26 million, or 7%, from the second quarter of 2009 primarily due to a change in the mix of customers purchasing their energy requirements from PGE. A 4% decrease in average retail prices reduced retail revenues in the second quarter of 2010 compared to the second quarter of 2009, which was offset by a $13 million increase related to SB 408.

Retail energy deliveries were flat, with residential deliveries increasing 2.4%, primarily driven by cooler temperatures in the second quarter of 2010, offset by a 1.1% decrease in industrial and commercial deliveries. On a weather adjusted basis, retail deliveries decreased 3.5% due to the continuation of a weak economy. Weather adjusted retail energy deliveries for 2010 are expected to be approximately 1% to 1.5% below 2009.

The average variable power cost in the second quarter of 2010 decreased 7% compared to the second quarter of 2009 and was driven primarily by an increase in lower-cost generation, which was driven by lower fuel costs and higher plant availability. Availability of the plants PGE operates was approximately 92% in the first half of 2010 compared to 84% in the first half of 2009, with Colstrip availability at 96% and 72%, respectively.

Net income for the six months ended June 30, 2010 was $51 million, or $0.68 per diluted share, compared to $55 million, or $0.77 per diluted share, for the comparable period of 2009. A 4.5% decrease in retail energy deliveries, driven by the continuing effects of the economy and mild weather, partially offset by a 7% decrease in the average variable power cost, contributed to the decrease in net income. A $12 million increase in revenues related to SB 408 also partially offset the decrease in net income.

“Our continued focus on operational excellence delivered positive results this quarter. We executed strong thermal operations. Our distribution system performed well, delivering high power quality and reliability to customers. Construction of Phase III of our Biglow Canyon Wind Farm is on time and under budget, with the first 24 wind turbines now in service,” said Jim Piro, President and Chief Executive Officer. “The General Rate Case process is proceeding on schedule and we have reached agreement on all items related to revenue requirements.”

Second Quarter Highlights

•

Reached agreement in the Company’s 2011 General Rate Case proceeding among PGE, the Public Utility Commission of Oregon (OPUC) staff and customer groups on all items related to revenue requirement issues in the case, with the following impact to the original filing:

	General Rate Case *	Net Variable Power Costs	Total
Original filing	$158	$(33)	$125
Revenue requirement stipulations	(48)	—	(48)
Cost of capital stipulation	(15)	—	(15)
NVPC update	5	(15)	(10)

Filing as revised	$100	$(48)	$52

* -	Forecasted 2011 NVPC will be updated at various dates through November 2010. In addition, the load forecast will be updated in September. These updates may impact the amounts presented.

Included in the stipulated items, PGE agreed to remove four capital projects expected to be placed in service in 2011 from the proposed 2011 average rate base, with the OPUC staff and customer groups supporting the use of deferred accounting that would begin at the time each related capital project is placed in service. The parties have also agreed on a fixed Power Cost Adjustment Mechanism deadband range of $15 million below to $30 million above baseline NVPC, a capital structure of 50% debt and 50% equity, a return on equity of 10% and a cost of capital of 8.033%. PGE is in the process of aligning its 2011 budgets to reflect stipulations reached.

The initial filing as proposed would have resulted in an overall customer price increase of approximately 7.4%, compared to approximately 3% after considering all items agreed to date among PGE, OPUC staff and customer groups, which is subject to change for updates to the forecast for 2011 load and NVPC. The regulatory review process is continuing, with a final order on this general rate case expected from the OPUC before the end of 2010. New rates are expected to be effective January 1, 2011.

•

Continued to advocate for a solution that balances the interests of customers and the environment with regard to the continued operation of Boardman that allows sufficient time to secure replacement facilities and ensure system reliability. The Oregon Environmental Quality Commission denied PGE’s petition seeking to revise Regional Haze rules, which would have supported the Company’s proposal to cease coal-fired operations at Boardman by 2020, and directed the Oregon Department of Environmental Quality (DEQ) to propose alternatives. In June, the DEQ proposed three alternatives for ceasing coal-fired operations at Boardman between 2015 and 2020. PGE believes that these options would impose greater costs, price volatility risks and power availability risks on its customers than the Company’s proposal to cease coal-fired operation at Boardman in 2020.

•

Received approximately 1% more energy from hydro resources than normal during the second quarter of 2010, compared to 21% less in the first quarter of 2010, for 10% less in the first half of 2010. For the year, energy from hydro resources is expected to remain below normal.

•

Completing the final phase of the Biglow Canyon Wind Farm project on time and under budget, which consists of 76 wind turbines with a capacity of approximately 175 MW. Phase III is expected to be completed in the third quarter of 2010 at an estimated total cost of $390 million. Energy from wind resources provided 6% of PGE’s retail load requirement in the second quarter of 2010 compared to 3% in the second quarter of 2009, which was due to the completion of Phase II during the second quarter of 2009.

•

Issued $58 million of First Mortgage Bonds, completing PGE’s planned long-term debt issuances for 2010. PGE’s effective interest rate has decreased approximately 7% during the first half of 2010 compared to the first half of 2009.

•

Received the 2010 Edison Award for the Selective Water Withdrawal structure, the first of a kind floating surface fish collection facility coupled with power generation in the world. Presented by Edison Electric Institute annually, this award is the electric utilities industry’s highest and most prestigious honor, recognizing U.S. and international electric utilities for their innovation and role in advancing the industry.

Second Quarter Operating Results

•	Revenues increased $26 million, or 7%, in the second quarter of 2010 compared to the second quarter of 2009 primarily due to:

•	A $21 million increase related to retail energy deliveries consisting of:

•

A 2.4% increase in residential energy deliveries, driven by colder than normal weather in the second quarter of 2010 compared to warmer than normal weather in the second quarter of 2009, and an increase in residential customers of 3,500; and

•

A shift in the mix of customers purchasing their energy requirements from PGE, partially offset by 1.1% decrease in commercial and industrial energy deliveries, with commercial energy deliveries decreasing 4.1%, primarily due to the continued impact of the slowed economy, partially offset by industrial energy deliveries increasing 4.9%;

•

A $13 million increase related to SB 408. In the second quarter of 2010, PGE recorded an estimated collection from customers of $4 million, compared to an estimated refund to customers of $9 million in the second quarter of 2009;

•

A $5 million increase related to the decoupling mechanism. In the second quarter of 2010, PGE recorded a collection from customers of $3 million, compared to a refund to customers of $2 million in the second quarter of 2009; partially offset by

•

A $16 million decrease related to a 4% decrease in average retail price, which primarily reflects a decrease in net variable power costs, partially offset by increases for the Biglow Canyon Phase II and Selective Water Withdrawal capital projects.

•

Purchased power and fuel expense increased $2 million, or 1%, in the second quarter of 2010 compared to the second quarter of 2009, with $15 million related to an 8% increase in total system load, offset by $13 million related to a 7% decrease in average variable power cost. The average variable power cost decreased to $35.60 per MWh in the second quarter of 2010, from $38.12 per MWh in the second quarter of 2009, primarily due to a shift in the mix of sources of energy and a decrease in the average cost of purchased power. Thermal generation was reduced during the second quarter of 2009 as a result of the economic curtailment of natural gas-fired plants due to the high cost of natural gas and extended maintenance outages at Colstrip Unit 4 and Boardman.

•

Depreciation and amortization expense increased $7 million, or 14%, in the second quarter of 2010 compared to the second quarter of 2009 largely due to increased capital additions related to Biglow Canyon Phase II and the smart meter project.

•

Other income, net decreased $9 million primarily resulting from an $8 million change in the fair value of non-qualified benefit plan assets. In the second quarter of 2010, PGE recorded a $3 million loss, compared to a $5 million gain recorded in the second quarter of 2009.

2010 Earnings Guidance

PGE revised 2010 earnings guidance from the previously reported range of $1.30 to $1.45 earnings per diluted share to $1.40 to $1.55 earnings per diluted share. The key drivers for the guidance revision include:

•	Improved hydro conditions, driven by the wettest June on record in the Pacific Northwest;

•	Strong thermal plant operations;

•	A positive impact from SB 408; and

•	Decline in margin from retail sales, driven by the reduction in weather adjusted load forecast from approximately flat to down 1% to 1.5%.

Each of the first three items above represents approximately a $0.05 increase in earnings per diluted share, with the decline in margin representing approximately a $0.05 decrease in earnings per diluted share.

Second Quarter 2010 Earnings Call and Web cast — August 5, 2010

PGE will host a conference call with financial analysts and investors on Thursday, August 5, 2010, at 11 a.m. EDT. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EDT on Thursday, August 5, 2010 through Thursday, August 12, 2010.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 822,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future load, hydro conditions and operating and maintenance costs; statements regarding future capital expenditures; statements regarding future financings and PGE’s access to capital and cost of capital; statements concerning the future operation of the Boardman plant; statements concerning the outcome of the 2011 general rate case and the timing of a final order from the OPUC; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; the outcome of the 2011 general rate case filing; regulatory approval and rate treatment of the smart meter project and Phase III of the Biglow Canyon Wind Farm project; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues, net	$415	$389	$864	$874

Operating expenses:
Purchased power and fuel	186	184	410	439
Production and distribution	46	43	85	85
Administrative and other	48	46	93	91
Depreciation and amortization	57	50	114	107
Taxes other than income taxes	21	21	44	44

Total operating expenses	358	344	746	766

Income from operations	57	45	118	108
Other income (expense):
Allowance for equity funds used during construction	4	6	8	8
Miscellaneous income (expense), net	(3)	4	(2)	1

Other income, net	1	10	6	9
Interest expense	26	26	55	51

Income before income taxes	32	29	69	66
Income taxes	8	3	18	16

Net income	24	26	51	50

Less: net income (loss) attributable to noncontrolling interests	—	2	—	(5)

Net income attributable to Portland General
Electric Company	$24	$24	$51	$55

Weighted-average shares outstanding (in thousands):
Basic	75,276	75,131	75,253	70,352

Diluted	75,290	75,235	75,268	70,447

Earnings per share:
Basic	$0.32	$0.31	$0.68	$0.77

Diluted	$0.32	$0.31	$0.68	$0.77

Dividends declared per common share	$0.260	$0.255	$0.515	$0.500

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$63	$31
Accounts receivable, net	128	159
Unbilled revenues	67	95
Inventories	62	58
Margin deposits	77	56
Regulatory assets - current	183	197
Current deferred income taxes	59	—
Other current assets	46	94

Total current assets	685	690
Electric utility plant, net	4,052	3,858
Regulatory assets - noncurrent	524	465
Non-qualified benefit plan trust	42	47
Nuclear decommissioning trust	33	50
Other noncurrent assets	68	62

Total assets	$5,404	$5,172

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$152	$187
Liabilities from price risk management activities - current	172	128
Current portion of long-term debt	—	186
Regulatory liabilities - current	18	27
Other current liabilities	82	92

Total current liabilities	424	620
Long-term debt, net of current portion	1,808	1,558
Regulatory liabilities - noncurrent	665	654
Deferred income taxes	447	356
Liabilities from price risk management activities - noncurrent	183	127
Unfunded status of pension and postretirement plans	145	143
Non-qualified benefit plan liabilities	97	96
Other noncurrent liabilities	78	75

Total liabilities	3,847	3,629

Total equity	1,557	1,543

Total liabilities and equity	$5,404	$5,172

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$51	$50
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114	107
Increase in net liabilities from price risk management activities	95	6
Regulatory deferral - price risk management activities	(95)	(6)
Regulatory deferral of settled derivative instruments	27	2
Deferred income taxes	18	8
Allowance for equity funds used during construction	(8)	(8)
Decoupling mechanism deferrals, net	(8)	1
Senate Bill 408 deferrals, net	(7)	(1)
Power cost deferrals, net	(1)	(9)
Other non-cash income and expenses, net	26	12
Changes in working capital:
Decrease in receivables	59	51
(Increase) decrease in margin deposits	(21)	62
Income tax refund received	53	—
Decrease in payables	(37)	(56)
Other working capital items, net	(9)	1
Other, net	(11)	—

Net cash provided by operating activities	246	220

Cash flows from investing activities:
Capital expenditures	(264)	(395)
Distribution from Nuclear decommissioning trust	19	—
Sales of Nuclear decommissioning trust securities	18	17
Purchases of Nuclear decommissioning trust securities	(17)	(17)
Other, net	(1)	(1)

Net cash used in investing activities	(245)	(396)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	249	430
Payments on long-term debt	(186)	(142)
Proceeds from issuance of common stock, net of issuance costs	—	170
Borrowings on revolving credit facilities	—	82
Payments on revolving credit facilities	—	(213)
Borrowings (payments) on short-term debt, net	8	(72)
Dividends paid	(38)	(34)
Debt issuance costs	(2)	(4)
Noncontrolling interests’ capital contribution	—	7

Net cash provided by financing activities	31	224

Increase in cash and cash equivalents	32	48
Cash and cash equivalents, beginning of period	31	10

Cash and cash equivalents, end of period	$63	$58

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues (dollars in millions):
Retail:
Residential	$183	$180	$402	$434
Commercial	145	155	289	311
Industrial	54	40	104	81

Subtotal	382	375	795	826
Other - accrued revenues	4	(15)	11	(14)

Total retail revenues	386	360	806	812
Wholesale revenues	21	21	42	49
Other operating revenues	8	8	16	13

Total revenues	$415	$389	$864	$874

Energy deliveries (MWh in thousands):
Retail:
Residential	1,685	1,646	3,731	3,997
Commercial	1,742	1,816	3,478	3,638
Industrial	969	924	1,882	1,889

Total retail energy deliveries	4,396	4,386	9,091	9,524
Wholesale energy deliveries	814	688	1,394	1,397

Total energy deliveries	5,210	5,074	10,485	10,921

Number of retail customers at end of period:
Residential			717,908	714,379
Commercial			103,463	102,827
Industrial			267	267

			821,638	817,473

	Heating Degree-days		Cooling Degree-days
	2010	2009	2010	2009
1st Quarter	1,629	2,022	—	—
Average	1,849	1,831	—	—
2nd Quarter	861	578	18	90
Average	684	683	73	71

Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).